Exhibit 10.3

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ABC TV Network

John L. Rouse

Senior Vice President

Affiliate Relations

April 14, 2005

Mr. Ben Tucker

President

Fisher Broadcasting Company

100 Fourth Company

Suite 440

Seattle, WA 98109

Dear Ben,

You have asked ABC to provide KOMO and KATU with some financial relief in connection with our recently negotiated affiliation agreement dated December 23, 2004. Per our conversation on Friday, April 1, 2005, we have agreed to the following changes:

ABC agrees to reduce by [*]% the retroactive net compensation reduction owed to ABC for November and December 2004 (gross compensation minus N/AP III program contribution). We also agreed to retroactively reduce the NAP III program contribution for those two months. The new amounts due from the Stations as a result of these two reductions are: $[*] for KOMO and $[*] for KATU and will be deducted from future compensation payments over the next 3 months. Going forward, we will also reduce the calendar year N/AP III contribution by [*]% for the remaining term of that amendment. The new annual NAP III program contribution payments for KOMO are: $[*] in 2005, $[*] in 2006, $[*] in 2007 and $[*] in 2008. For KATU the new annual NAP III contributions payments are: $[*] in 2005, $[*] in 2006, $[*] in 2007 and $[*] in 2008. The NAP III payments for fiscal years 2007 and 2008 (8/1/06 through 7/31/08) will be paid to ABC only if NAP III is still in existence at that time.

In addition, we agree to reduce any portion of the basic monthly NewsOne fee that would result in reverse compensation for either or both of your stations after deduction of your N/AP III contributions from your gross compensation, assuming that you are otherwise in compliance with your clearance obligations at that time. We want to confirm our agreement regarding ABC’s ability to use video material that is contributed by your Stations to NewsOne. ABC News will continue to use these materials in network news programs and in other ABC services available to consumers and viewers or various delivery platforms, as well as making it available to other NewsOne subscribers. Your stations will also continue participation in the Network News Service (NNS) as per your current agreements with NNS.

Ben, please sign below and this will serve as an addendum to our new affiliation agreement. We also need your signature on the letter agreement dated February 9, 2005 that formalizes our affiliation agreement.

Sincerely,

/s/ John L. Rouse
John L. Rouse

Accepted and Agreed:

/s/ Ben Tucker
Ben Tucker
Acting CEO
Fisher Broadcasting
5/6/05

500 S. Buena Vista Street Burbank, CA 91521-4408 (818) 460-7550  Fax (818) 460-5234

E-mail: John.l.rouse@abc.com

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

February 9, 2005

Mr. Ben Tucker

President

Fisher Broadcasting Company

100 4th Avenue North

Seattle, WA 98109

Re:	KOMO TV/DT (Seattle, Washington)
KATU TV/DT (Portland, Oregon)

Dear Mr. Tucker:

This letter and the attached Exhibit A set forth the agreement (the “Agreement”) between American Broadcasting Companies, Inc. (“ABC” or “Network”) and Fisher Broadcasting Company (“Fisher”) with respect to the network television affiliations of KOMO TV/DT (Seattle, Washington) and KATU TV/DT (Portland, Oregon) (together, the “Stations”).

1. Affiliation of the Stations. The Stations shall continue to be affiliated with ABC pursuant to the terms and conditions set forth in Stations’ prior affiliation agreements dated April 17, 1995 (KATU) and April 17, 1995 (KOMO), (the “Original Agreements”); provided that the Original Agreements are amended as noted below and as set forth in this Agreement, including the attached Exhibits A and B. In the event of any conflict between this Agreement and the Original Agreements, this Agreement with the Exhibits shall govern.

2. Term. This Agreement shall be effective as of January 1, 2005 and will terminate on August 31, 2009.

3. Compensation. Station rates will be calculated for each Station, for use in the computation and payment of compensation as provided in the Original Agreement, in the annual amounts set forth in Exhibit A. Those station rates, and the compensation matrix, are contained in Exhibit B. As stated in the October 29, 2004 letter extending the term of the Original Agreements, the new compensation rates will be retroactive to November 1, 2004.

4. Other Amendments. The October 11, 2004 NAP III amendment to the Original Agreements, (“NAP III”) will remain in effect according to its terms, except as may be modified by Exhibits A and B.

5. Miscellaneous. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same document. This Agreement (including the Exhibits), the Original Agreements and NAP III constitute the entire and complete agreement between Network and Fisher regarding the network television affiliation with the Stations and supercede all other agreements, understandings, negotiations and discussions concerning that subject. This Agreement may only be amended by a written agreement executed by Network and Fisher or Stations.

Please confirm your acceptance of this Agreement by signing in the space provided below, and return a signed original to me.

Very truly yours,

AMERICAN BROADCASTING COMPANIES, INC.

By:	/s/ John L. Rouse
John L. Rouse
Senior Vice-President
ABC Television Network

ACCEPTED AND AGREED:

Fisher Broadcasting Company

By:	/s/ Ben Tucker
Ben Tucker
President
5/6/05

2

Exhibit A

ABC Television Network

John L. Rouse

Senior Vice President

Affiliate Relations

December 23, 2004

Mr. Ben Tucker

President

Fisher Broadcasting Company

100 4th Avenue North

Seattle, WA 98109

Dear Ben

Below are terms for a renewal of the ABC affiliation with Fisher Broadcasting Inc. All terms are subject to and conditioned on the execution of a long form affiliation agreement incorporating these terms and may be withdrawn by ABC before that time.

Stations

KOMO	Seattle
KATU	Portland

Term

1/1/05 - 8/31/10

Compensation

In accordance with the clearance obligations outlined below, Fisher will receive the following compensation on an annual basis.

Year	Compensation(1)
2005	$	[	*]
2006	$	[	*]
2007	$	[	*]
2008	$	[	*]
2009-10	$	[	*]

(1)	Estimated earned compensation based on compliance with clearance requirements.

Clearance

Subject only to the exceptions and limitations outlined below and set forth in the FCC Rules (“right to reject”), full, in-pattern clearance of all ABC time periods currently scheduled by the Network. Except as otherwise provided by law or N/AP II and its successor agreements, we agree not to simultaneously distribute over any other video platform primarily for home use in your Stations’ DMA and ABC Network Program that Stations have cleared in-pattern.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The majority of Network program episodes offered to Stations will be “first run,” i.e. not previously broadcast on television network or televised on any cable channels; however, this provision does not limit theatrical movies, re-runs of programs previously offered by ABC or Kids programming.

“Clearance” or “to clear” means acceptance and broadcast of the programs as provided in the affiliation agreement. Three or more preemptions of a previously accepted program shall constitute a failure to clear the program.

KATU will broadcast “World News Tonight” in its entirety either in the hour prior to or after “Monday Night Football.” KOMO’s non-clearance of “World News Tonight” on Mondays, during the season that “Monday Night Football” airs on ABC, will not count toward its pre-emption basket.

Stations agree to clear “Nightline” so long as the program continues to have a news / current affairs format. If there is a change of format then stations agree to a 26 week test.

Stations agree to clear GMA Sat. & Sun. once the programs are placed on the Network schedule and, will air the programs at 5am in Seattle and 6am in Portland beginning September ‘04, although KATU will have the option to move the programs to 5am if local news is expanded into the 6am time period.

During the ’04-’05 and ’05-’06 seasons, KOMO and KATU will clear a 4th hour of Kids programming in a time period to be determined by Fisher. KOMO and KATU will not be obligated to clear a 4th hour of Kids programming following the ’05-’06 season.

Stations agree to continue to clear the one-hour “Jimmy Kimmel Live” program in its Network designated live time period. If Jimmy Kimmel is replaced as host of the program and there is no interruption in ABC’s offer of programming in the time period, stations agree to clear on a 13 week test basis any replacement program so long as the format remains substantially similar to the current program airing in the 2002/2003 season. Upon notice from ABC, Stations agree to clear “Jimmy Kimmel Live” one half-hour earlier in the event that “Nightline” is removed from the schedule.

Clearance includes unaltered carriage and pass through of all content contained in the Primary Network Feed that is associated with the network program and commercials it contains, is intended to be viewed in conjunction with those programs and commercials, and is designed to attract and maintain viewership (including viewership of advertisements) including all enhanced content and enhanced advertisements (including associated URLs and triggering devices) as well as (i) closed captioning information, (ii) program id codes, (iii) broadcast flags and watermarks, (iv) rating information and data, and (v) SAP feeds (“Program Related Material”). With respect to potential interactive national advertisements cleared by the Station that contain a local component, Stations will receive 50% of the net incremental proceeds derived from that local component in the Stations’ markets.

Beginning 1/1/05, Seattle and Portland shall each have 50 annual half-hour One Time Only preemptions of Network Television Programs (“the basket”). Stations will reimburse ABC for program(s) pre-empted at levels above contractual baskets according to its Hourly Network Reimbursement Rate multipiled by the appropriate Reimbursement Matrix percentage (see Schedule A). All preemptions except for breaking news will be counted against the basket. Preemptions include failures to clear programs which are a part of your clearance commitment, as well as one time only preemptions of previously accepted programs. Preemptions above baskets pursuant to the FCC’s right to reject rule will not be subject to the reimbursement rates below, although compensation will not be earned for any such preemptions.

Hourly Network Reimbursement Rate:

Seattle	$	[	*]
Portland	$	[	*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The rates above shall be applied to preemptions in calendar 2005. Any compensation that a Station loses as a result of the preemption will be credited against the reimbursement amount. Beginning in 2006, these rates shall be adjusted on an annual basis, by multiplying the prior year’s rate by the percentage change in total network sales revenue, as published by the Broadcast Cable Financial Management Association (BCFM) (or some other mutually agreed, similar industry standard in the event that BCFM ceases such publication).

Makegoods for preempted programming (i.e., clearance at another time) will be considered. If the makegood is approved by ABC, the preemption payment to ABC will be reduced by the value of the makegood as determined by ABC.

Inventory

The Stations will have a Guaranteed Primetime Inventory Level. Subject to adjustment as described below, Guaranteed Primetime Inventory Level shall be defined as an average of 50 minutes and 15 seconds per week and when Monday Night Football is telecast, the average commercial time shall be 51 minutes per week at substantially the same times as were offered to affiliates generally during the 2003/2004 season, and substantially the same amount and placement in other dayparts assuming: (a) clearance of the Network schedule at Stations’ current levels, (b) the amount of Network Primetime programming scheduled as of the date of this Agreement; and (c) the continued live, in-pattern clearance of Nightline. The number of units comprising the Guaranteed Inventory Level shall be subject to adjustment for (a) the number of local units in Network programming that is not cleared by the Stations; (b) the number of local units that are lost as a result of sustaining programming, or special event programming, run by the Network in lieu of Network programming that would otherwise bear a more traditional commercial load; (c) the number of local units lost as result of a reduction in the amount of Network programming that formed the basis for the inventory calculation above; and

(d) failure to clear or the cancellation of Nightline (decrease of four thirty-second Primetime incentive units per week). In the event that ABC does not offer the Stations their Guaranteed inventory Level, ABC shall, at its option, make the Stations whole for the then economic value to the stations of any shortfall by (a) providing other local commercial availabilities of such value, or (b) adjusting the station’s compensation by that amount, or (c) a combination of (a) and (b) that would make that stations whole.

Local inventory in other dayparts will be substantially similar as that which is currently offered to affiliates generally but subject to the same adjustments as outlined above.

Promotion

Stations will join the Baseline Promotion Plan (below). Stations will provide 11 spots per day (positions and lengths illustrated below) for promotion of ABC Network programming. ABC shall designate the use of such spots. An illustrative initial designation of Network priorities is included below:

ABC Baseline Promotion Schedule:

Monday – Friday (PT)

5-7am:	2x (:15) supporting GMA
1x (:15) supporting Prime

9am-4pm:	1x (:15) supporting The View
2x (:15) supporting Prime

4-7pm	1x (:15) supporting News
2x (:15) supporting Prime

7-8pm	1x (:30) supporting Prime

11pm	1x (:15) supporting Latenight

Saturday/Sunday (PT)

9am-7pm:	3x (:15) supporting Prime
(9am-6pm - Sun)	1x (:15) supporting News

7-8pm:	1x (:30) supporting Prime
(6-7pm – Sun)

In return, stations will have access to 4 additional 30-second primetime spots/wk, as well as the Network’s authorization to convert 7 thirty-second local newsbrief opportunities in primetime to local sale. These spots are currently associated with a station’s commitment to the Affiliate Promotion Swap (APS) plan. In the case that stations and ABC agree to alternative Network priorities, ABC will in good faith consider those alternative promotion priorities in the Baseline plan.

Local News

Stations agrees to program at least one half hour of locally produced news leading into ABC’s morning and evening news programs as well as late night programming.

Branding

Stations agree to consult with Network and co-brand with ABC where appropriate in order to closely link the station with the network’s identity. Co-branding encompasses, but is not limited to the inclusion of the ABC corporative logo in the station’s local identification, and encompasses all on-air (graphics, voice over) and off-air (website, print, cable, radio, outdoor, etc) promotion. Usage of the ABC corporate logo must be consistent with network creative guidelines and specifications. Stations will work in good faith with Network to explore and implement branding opportunities of mutual benefit.

NewsOne

Stations will fully participate (including making the associated payments) in ABC NewsOne or any Successor affiliate newsgathering service, for the term of this affiliation agreement. Any fee increases for the basic service will be capped out to a maximum of 3% per year. ABC may offer additional special services and you will be advised in advance of additional fees for such services

Assignment

The assignment provision incorporated into NAP II will be extended for the full term of the agreement.

Retransmission

Your stations will be authorized to grant retransmission consent to cable systems (and other MVPD’s) located within the stations’ DMA and to systems located outside the stations’ DMA if the station is “significantly viewed” (as defined by FCC rules) in the cable community. In the event that Network and Stations pool their retransmission rights for the purposes of coordinated retransmission negotiations to secure negotiating efficiencies, Stations shall share with Network 50% of any monies or other incremental value received for Station’s retransmission consent above what Stations received prior to pooling retransmission rights with the Network. Network shall not receive any portion of non-cash consideration for retransmission consent, provided that if Network and Stations pool their retransmission rights as outlined above, Stations may not allocate payments attributable to retransmission consent for broadcast affiliates to cable channels or other assets and shall make its retransmission agreements and related documents available to ABC upon request.

Network Non-Duplication

ABC will provide network non-duplication protection for programs that are cleared in-pattern, consistent with FCC rules, against the importation by cable of duplicating out-of-market ABC Network programs from another ABC affiliated station. Network non-duplication protection shall begin 48 hours prior to the live time period designated by us for the broadcast of that Network Television Program by your station, and shall end at 12:00 Midnight on the seventh day following that designated time period.

N/AP III

The anti-negative compensation section of N/AP III (I.B.b.) will continue for the term of the N/AP III agreement unless the reduction in compensation has been caused by the station’s failure to clear Network programs.

Digital Program Delivery

1.	During the term of the affiliation agreement and in exchange for the consideration and other benefits received under this Agreement, Stations agrees to become ABC’s primary affiliate in its community of license with respect to the network television programming that ABC distributes in a digital format on a national basis. Stations agree to clear, in accordance with the term and conditions of this agreement and the first call offer, the simulcast feed of the analog service or its equivalent in the event that the station is required to relinquish its analog spectrum (the “Primary Network Feed”). In addition, Stations will have the first call in their communities of license to the over-the-air broadcast of any additional channels or part thereof (i.e. a block of programming) of television programming contained in the Network’s digital feed on the same terms and conditions as offered to affiliates generally. In the case that a station declines or is unable to accept the first call offer for an additional channel for any reason, then ABC shall be free to distribute that channel in the Station’s community of license by any available means without being limited by the terms of this or any other agreement.

2.	Stations agrees to transmit on their primary DTV channel the digital Primary Network Feed of all network programs, including HDTV programs and Program Related Material, in a technical format consistent with ATSC standards, without alteration, modification, insertion, degradation or down conversion of any type (“Broadcast Standards”). This obligation shall not preclude Station from utilizing, for its own purposes (subject to paragraph 3 below), no less than 4 megabits per second (“mbs”) of digital capacity on its DTV signal during network time periods on its Primary DTV Channel, provided that Station agrees to use commercially reasonable efforts to acquire and use improved encoding, digital compression and other methods that would allow Station to broadcast Network digital programming and Program Related Material from the Primary Digital Feed that might otherwise occupy up to 19.4 mbs while still utilizing the 4 mbs of digital capacity described above and maintaining the required picture quality and functionality for Network digital programs, including HDTV and Program Related Material. Stations may utilize proven compression technology that allows them to broadcast the complete Primary Network Feed and all elements of Program Related Material while otherwise maintaining the Broadcast Standards, without any diminution in audio or picture quality and while maintaining the functionality of any Program Related Material. Stations will control the use of any additional channel capacity made available by the compression technology unless additional channel capacity is needed for broadcast of HDTV programming in accordance with Broadcast Standards, in which case it will be used for that purpose.

3.	Station agrees not to make any use of its digital spectrum that would interfere with its obligations under this Agreement. With respect to any digital broadcast spectrum not needed for carriage of the complete Primary Digital Feed or that is not needed to program non network time periods on the Station’s primary digital channel (“Residual Digital Spectrum” which includes the 4 megabits set aside by paragraph B above), the parties agree to provide reasonable notice prior to adopting, and to negotiate in good faith regarding acceptance of, any alternative uses of the Residual Digital Spectrum that may be offered to or under consideration by either party. Stations, however, will not be obligated to accept the Network’s offer.

Cross Promotion

The Cross Promotion provision incorporated into N/AP II will be extended for the full term of the agreement.

Ben, I look forward to the continuation of our affiliation with Fisher. Please indicate your approval of these terms by signing in the space provided below.

Sincerely,

/s/ John L. Rouse
John L. Rouse

Agreed and Accepted:

By:	/s/ Ben Tucker
Title:	President and CEO/FSCI
Date:	1/10/05

Schedule A

Pre-emption Reimbursement Matrix (hourly)

Prime	100%
Daytime	20%
News-GMA/Nightline	25%
News-WNT	60%
Latenight (non-news)	15%
Kids	10%
Weekend Sports	40%

Exhibit B

Hourly Station Rates

	2005			2006			2007			2008			2009			2010
KOMO	$	[	*]	$	[	*]	$	[	*]	$	[	*]	$	[	*]	$	[	*]
KATU	$	[	*]	$	[	*]	$	[	*]	$	[	*]	$	[	*]	$	[	*]

Pacific Time Zone Matrix

Monday through Friday

2:00 AM to 5:00 AM	-	0.0%
5:00 AM to 10:00 AM	-	7.0%
10:00 AM to 12:00 PM	-	16.30%
12:00 PM to 3:00 PM	-	6.0%
3:00 PM to 8:00 PM	-	10.0%
8:00 PM to 11:00 PM	-	30.0%
11:00 PM to 2:00 AM	-	15.0%

Saturday	Sunday

2:00 AM to 7:00 AM	-	0.0%	2:00 AM to 7:00 AM	-	0.0%
7:00 AM to 9:00 AM	-	5.0%	7:00 AM to 9:00 AM	-	5.0%
9:00 AM to 2:00 PM	-	8.0%	9:00 AM to 2:00 PM	-	6.0%
2:00 PM to 6:00 PM	-	15.0%	2:00 PM to 5:00 PM	-	15.0%
6:00 PM to 8:00 PM	-	10.0%	5:00 PM to 7:00 PM	-	10.0%
8:00 PM to 11:00 PM	-	30.0%	7:00 PM to 11:00 PM	-	30.0%
11:00 PM to 2:00 AM	-	15.0%	11:00 PM to 2:00 AM	-	15.0%

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.